UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006 (October 26, 2006)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Acquisition or Disposition of Assets

On October 31, 2006, a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) acquired a fee interest in three industrial properties (the “Second Closing Assets”) pursuant to a joint venture agreement entered into on September 1, 2006 (the “Joint Venture”) between the Company and DCT Industrial Trust, Inc. (“DCT Industrial Trust”), formerly known as Dividend Capital Trust, Inc. The Second Closing Assets consisted of the following three properties: 1) Eagle Creek West Industrial Property (“Eagle Creek West”), an industrial property located in the Minneapolis, Minnesota market, 2) Park West L Industrial Property (“Park West L”), an industrial property located in the Cincinnati, Ohio market, and 3) Minnesota Valley III Industrial Property (“Minnesota Valley III”), an industrial property located in the Minneapolis, Minnesota market. The total acquisition cost of the Second Closing Assets was approximately $32.0 million (consisting of an approximate $31.7 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) proceeds from the Company’s public equity offering and (ii) debt financing obtained by the Company. The three properties of the Second Closing Assets comprise 514,972 net rentable square feet and are currently 100% leased to a total of six tenants.

The debt financing was obtained through a borrowing of approximately $5.8 million under the master repurchase agreement described in Item 2.03 contained herein.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing, the Company paid to the Advisor an acquisition fee in the amount of approximately $634,000 (equal to 2% of the approximate $31.7 million purchase price). This amount is not included in the approximate $32.0 million in total acquisition cost of the Second Closing Assets. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of the Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the Second Closing Assets and (ii) a monthly fee equal to 6.0% of the Company’s aggregate monthly net operating income derived from the Second Closing Assets.

The Company and DCT Industrial Trust have in the past and may in the future pursue similar arrangements. In addition, DCT Industrial Trust is eligible for potential profit participation upon the ultimate sale of the properties comprising the Second Closing Assets. DCT Industrial Trust will manage the properties comprising the Second Closing Assets, for which it will receive customary market-based property and asset management fees from the Advisor.

The Second Closing Assets were acquired by the Company pursuant to a purchase agreement entered into by and between the Company and wholly-owned subsidiaries of DCT Industrial Trust, the seller. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Year Built	Total Approximate Acquisition Cost (1)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (2)
Eagle Creek West	2001	$10,011,598	132,068	100%	Chief Manufacturing, Voyager Vend Supply
Park West L	2004	$8,029,828	150,100	100%	Owens and Minor Distribution, IDI
Minnesota Valley III	2001	$13,912,309	232,804	100%	Conagra Foods

Total		$31,953,735	514,972

(1)	Total Approximate Acquisition Cost includes a purchase price of approximately $31.7 million plus additional due diligence and other closing costs. This cost does not include an acquisition fee in the amount of approximately $634,000 that the Company paid to the Advisor upon closing (pursuant to terms of an advisory agreement described in the Company’s prospectus).

(2)	Major Tenants are defined to be tenants that occupied, at the time of closing, more than 10% of each property’s respective net rentable area.

Dividend Capital Total Realty Operating Partnership LP, the Company’s operating partnership (the “Operating Partnership”), may offer undivided tenancy-in-common interests in some or all of the properties that comprise the Second Closing Assets to accredited investors in private placements exempt from registration under the Securities Act of 1933, as amended. The Company anticipates that these tenancy-in-common interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, any tenancy-in-common interests sold to investors pursuant to such private placements would be 100% leased by the Operating Partnership, and such leases would contain purchase options whereby the Operating Partnership would have the right, but not the obligation, to acquire the tenancy-in-common interests from the investors at a later time in exchange for units of limited partnership in the Operating Partnership (“OP Units”) under Section 721 of the Code.

During the next three to six months, the Company anticipates it could raise up to approximately $32.0 million from the sale by the Operating Partnership of undivided tenancy-in-common interests in the Second Closing Assets. The Company will record such potential proceeds as financing obligations in the Company’s consolidated balance sheets pursuant to Statement of Financial Accounting Standards No. 98 Accounting for Leases (“SFAS No. 98”). In such an instance, the Operating Partnership will lease back the undivided interests sold to unrelated third-party investors and, in accordance with SFAS No. 98, all or a portion of the rental payments made to such investors under these lease agreements will be recognized as interest expense using the interest method. There is no guarantee that the sale of undivided tenancy-in-common interests in the Second Closing Assets will occur for the estimated amount or at all.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On October 26, 2006, the Company’s wholly-owned subsidiaries DCTRT Securities Holdco LLC and TRT Lending LLC, (each a “Seller” and collectively the “Sellers”), entered into a master repurchase agreement (the “Repo Facility”) with JPMorgan Chase Bank, N.A. (the “Buyer”) for an amount of $200,000,000 (the “Facility Amount”). Pursuant to the Repo Facility, from time to time, the parties thereto may enter into transactions in which Seller and Buyer agree to transfer from Seller to Buyer all of its rights, title and interest to certain senior mortgage loans, accommodation loans, junior interests, mezzanine loans, commercial mortgage-backed securities, synthetic commercial mortgage-backed securities and other assets (the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds from Seller to Buyer. Each such transaction is referred to under the Repo Facility as a Transaction.

Pursuant to the Repo Facility, Seller shall pay Buyer an ongoing price differential, which is based upon the purchase price paid by the Buyer to the Seller in a given Transaction, at a pricing rate equal to LIBOR plus the applicable spread. The applicable spread will vary per Transaction depending upon the particular Asset transferred from the Seller to the Buyer and the purchase price paid by the Buyer to the Seller in exchange for that Asset upon closing of the relevant Transaction.

Pursuant to a guarantee agreement dated as of October 26, 2006 (the “Guarantee Agreement”) among the Company and the Operating Partnership (each a “Guarantor” and collectively the “Guarantors”), and the Buyer, the Guarantors have unconditionally and irrevocably guaranteed to Buyer the punctual payment and performance when due, whether at stated maturity, acceleration or otherwise, of all of the following: (a) all payment obligations owing by Sellers to Buyer under or in connection with the Repo Facility and any other governing agreements; (b) any and all extensions, renewals, modifications, amendments or substitutions of the forgoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of the Guarantors; and (d) any other obligations of Sellers with respect to Buyer under each of the governing documents.

The Repo Facility contains various representations and warranties, covenants, events of default and other customary provisions contained in repurchase agreements.

In connection with the acquisition of Eagle Creek West, on October 31, 2006, the Seller transferred to the Buyer an accommodation loan associated with the Eagle Creek West property for approximately $5.8 million under the Repo Facility, and the pricing rate associated with this Transaction was initially set at LIBOR plus 44 basis points.

Item 9.01	Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: November 1, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer